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                                                                    Exhibit 99.1


             ATTORNEYS GENERAL END INVESTIGATION INTO DOUBLECLICK'S
                              AD SERVING PRACTICES


NEW YORK, August 26, 2002 - DoubleClick Inc. (Nasdaq: DCLK) and the Attorneys General from 10 states today announced that they have reached an agreement to end the investigation into the company's ad serving practices. The Attorneys General of New York, which led the investigation, Arizona, California, Connecticut, Massachusetts, Michigan, New Jersey, New Mexico, Vermont and Washington have signed onto the agreement.

Under the agreement, DoubleClick has agreed to continue to adhere to specific requirements regarding disclosure, data storage and data usage. This settlement will not change the services DoubleClick performs for its clients. In addition, the settlement agreement does not constitute an admission that DoubleClick has committed any wrongdoing.

"DoubleClick is to be commended for its cooperation in setting an industry standard for promoting consumer privacy in the data collection and tracking taking place across networked websites," said New York Attorney General Eliot Spitzer.

As a leader in defining online privacy and data policies, DoubleClick has been actively engaged in the following commitments within the agreement, many of which are limited to four years:

     o Disclosure: DoubleClick will continue to post a privacy policy that discloses its user data practices.

     o First-Party Web Site Notice: DoubleClick will maintain reasonable procedures to ensure its clients' comply with contract provisions regarding the disclosure of the type of information DoubleClick does or does not collect.

     o Data Use: DoubleClick agrees to collect and use user data only in a manner consistent with the representations DoubleClick made at the time of collection.

     o Data Minimization and Purging Policy: Data obtained in connection with DART ad serving that is three months old will be moved offline.

     o Data Sharing: DoubleClick will not share user data collected on behalf of one of its clients with any person other than that client or as directed by that client.

     o Access and Other Disclosures: If DoubleClick employs targeting based on anonymous user profiles, the company will use reasonable efforts to develop technology that allows a user to securely view any categories associated with that user's ad serving cookie.

     o Notice of Changes: DoubleClick agrees to provide users with the ability to opt-in to an email notification system that will alert the user to any changes within DoubleClick's privacy statement.

     o Verification: DoubleClick will retain an independent third-party firm to conduct three compliance reviews to verify DoubleClick's compliance with the terms of this agreement.




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In addition, DoubleClick has agreed to pay $450,000 to help defray the cost of the investigation.

"In order to maintain its position as a leader in online privacy, DoubleClick has worked closely with the Attorneys General to build upon the robust privacy practices it has already implemented," said Elizabeth Wang, SVP & General Counsel, DoubleClick.

     A copy of the settlement is available to the public to review at www. oag.state.ny.us.


About DoubleClick Inc.
DoubleClick is the leading provider of tools for advertisers, direct marketers and web publishers to plan, execute and analyze their marketing programs. DoubleClick's online advertising, email marketing and database marketing solutions help clients yield the highest return on their marketing dollar. In addition, the company's marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 24 offices around the world.